Exhibit 99.1

OCEAN POWER TECHNOLOGIES WINS NEW $2.4 MILLION CONTRACT
FROM US NAVY FOR MARITIME SECURITY

Pennington, New Jersey – October 1, 2009 — Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or “the Company”) announces that it has achieved a significant milestone for its autonomous PowerBuoy® product with the award of a new $2.4 million contract from the US Navy to provide OPT’s PowerBuoy wave energy conversion system to the Navy’s Littoral Expeditionary Autonomous PowerBuoy (LEAP) program.

This contract, to be performed over a one year period, is the initial award under a proposed four-year $15.0 million project concerning the LEAP system that has been established to enhance the US Navy’s anti-terrorism and force protection capability by providing persistent power at sea for port maritime surveillance in the near coast, harbors, piers and offshore areas. The system capability includes detection, tracking and communication of information on a timely basis. Certain aspects of the system will be provided by sub-contractors to OPT, including Rutgers University and Mikros Systems Corporation.

Under the initial contract, OPT will provide its PowerBuoy wave energy conversion technology for testing with sensor-based and communications systems, with the ultimate aim under the four-year program of developing a LEAP-based vessel detection system testbed.

This is OPT’s first contract with the US Navy under the LEAP program, and builds on its existing relationship that dates back to June 2007 when OPT was awarded a $1.7 million contract to provide autonomous PowerBuoy technology for the Navy’s Deep Water Active Detection System (“DWADS”) for ocean data gathering. In addition, OPT has worked under contract from the US Navy in a program for the development and testing of PowerBuoy wave power systems at the Marine Corps Base in Oahu, Hawaii.

Mark R. Draper, Chief Executive Officer of OPT, said, “We are delighted to support the US Navy in its initiatives for improved homeland security and force protection. OPT’s PowerBuoy wave energy conversion system is an important enabling technology for providing power to remote at-sea sensors and communications technologies provided by our partners. In this first contract under the LEAP program, which complements our existing projects with the Navy, we expect to build on our prior experience with the autonomous PowerBuoy by further developing our advanced power take-off systems.”

The LEAP program objective includes leveraging a number of existing technologies, including at-sea sensors, communications, real-time signal processing and OPT’s PowerBuoy. The benefits for the United States are expected to include protection for critical infrastructure, drug traffic interdiction and detection of surface and subsurface maritime threats.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

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Contact information:

Ocean Power Technologies, Inc. Mark R. Draper, Chief Executive Officer Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400 Telephone: +1 609 730 0400
Nomura Code Securities Limited Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200
Media Contact: Corfin Communications Neil Thapar, Martin Sutton, Claire Norbury	Telephone: +44 20 7977 0020